UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Soliciting Material Pursuant to §240.14a-12

ELOQUA, INC.

(Name of Registrant as Specified In Its Charter)

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Filed by Eloqua, Inc.

Pursuant to Rule 14a-12 under the Securities Exchange Act of 1934

Subject Company: Eloqua, Inc.

Commission File No.: 001-35616

Eloqua Customers and Partners,

On December 20, 2012, we announced that we have signed a definitive agreement to be acquired by Oracle. The proposed transaction is subject to stockholder approval, certain regulatory approvals, and customary closing conditions and is expected to close in the first half of 2013. Until the deal closes, each company will continue to operate independently, and will operate its business as usual.

Today is a significant milestone for Eloqua. We are excited to join forces with Oracle because we believe that together we can accelerate the pace of the modern marketing revolution. The combination of our best-in-class modern marketing platform with Oracle’s Customer Experience suite will create a comprehensive Customer Experience Cloud that offers customers the ability to transform the way they market, sell, support and serve their customers.

Oracle plans to make Eloqua the centerpiece of its marketing cloud offering. This means our customers can expect to continue receiving the same world class expertise, vision and passion that they receive from us today and our efforts will be supported by the global reach and infrastructure of the Oracle organization. Oracle plans to invest in Eloqua products which will result in exciting new features and innovations for our customers. These investments will include leveraging key Oracle technology assets, such as Big Data and Business Intelligence.

Eloqua’s management team and employees are expected to join Oracle and continue their focus facilitating excellence in marketing. We expect that joining Oracle will provide significant benefits for both our customer and partner communities.

Thank you for your continued support and for being part of the Eloqua community.

Best regards,

Joe Payne

CEO, Eloqua

Additional Information about the Merger and Where to Find It

In connection with the proposed merger, Eloqua will file a proxy statement with the SEC. Additionally, Eloqua and Oracle will file other relevant materials in connection with the proposed acquisition of Eloqua by Oracle pursuant to the terms of an Agreement and Plan of Merger by and among, Oracle, OC Acquisition LLC, a wholly owned subsidiary of Oracle, Eloqua Acquisition Corporation, a wholly-owned subsidiary of OC Acquisition LLC, and Eloqua. The materials to be filed by Eloqua with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. Investors and security holders of Eloqua are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed merger because they will contain important information about the merger and the parties to the merger. Oracle, Eloqua and their respective directors, executive officers and other members of its management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of Eloqua stockholders in connection with the proposed merger. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of Oracle’s executive officers and directors in the solicitation by reading the proxy statement and other relevant materials filed with the SEC when they become available. Information concerning the interests of Eloqua’s participants in the solicitation, which may, in some cases, be different than those of Eloqua’s stockholders generally, is set forth in the materials filed by Eloqua with the SEC, including in Eloqua’s Registration Statement on Form S-1, and will be set forth in the proxy statement relating to the merger when it becomes available.